WALMART DEFERRED COMPENSATION MATCHING PLAN

Amended and Restated Effective February 1, 2016
Further Minor Amendments Effective February 1, 2018 regarding legal name of Walmart

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8.8 Successors and Assigns.	25
8.9 Governing Law.	25

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WALMART DEFERRED COMPENSATION
MATCHING PLAN

ARTICLE I.
GENERAL

1.1Purpose.

The purpose of the Walmart Deferred Compensation Matching Plan is to enable certain individuals to defer compensation and to be credited with matching allocations and earnings. The Plan is intended to reward such individuals for their contributions to the success of Walmart and its Related Affiliates. The Plan is also intended to assist such individuals in saving for retirement by providing benefits that are in excess of benefits permitted by applicable law under the 401(k) Plan.

1.2Effective Date.

The effective date of the amended and restated Plan is February 1, 2016.

1.3Nature of Plan.

The Plan is intended to be (and shall be administered as) an unfunded employee pension plan benefiting a select group of management or highly compensated employees under the provisions of ERISA. The Plan shall be “unfunded” for tax purposes and for purposes of Title I of ERISA. Any and all payments under the Plan shall be made solely from the general assets of Walmart. A Participant’s interests under the Plan do not represent or create a claim against specific assets of Walmart or any Employer. Nothing herein shall be deemed to create a trust of any kind or create any fiduciary relationship between the Committee, Walmart or any Employer and a Participant, the Participant’s beneficiary or any other person. To the extent any person acquires a right to receive payments from Walmart under this Plan, such right is no greater than the right of any other unsecured general creditor of Walmart. The Plan is intended to be in compliance with Code Section 409A and shall be interpreted, applied and administered at all times in accordance with Code Section 409A and guidance issued thereunder.

ARTICLE II.
DEFINITIONS

2.1Definitions.

Whenever used in this Plan, the following words and phrases have the meaning set forth below unless the context plainly requires a different meaning:

(a)
Account means the bookkeeping account maintained under the Plan to reflect a Participant’s Deferral Credits, Matching Contribution Credits, and earnings credited in accordance with Section 4.4. A Participant’s “Account” shall consist of his or her Deferral Account, and his or her Matching Account. A Participant’s Deferral Account may be allocated among one or more Scheduled

In-Service Accounts and one or more Retirement Accounts to the extent authorized hereunder and as elected or deemed elected by the Participant in accordance with Section 3.5. A Participant’s Matching Account will be allocated to either or both of the Participant’s Retirement Accounts as elected or deemed elected by the Participant in accordance with Section 3.5.

(b)	Code means the Internal Revenue Code of 1986, as amended from time to time.

(c)	Committee means the Compensation and Management Development Committee of the Board of Directors of Walmart.

(d)
Compensation means a Participant’s base compensation for a Plan Year with respect to services rendered for an Employer. Compensation includes, but is not limited to, short-term disability payments made by an Employer. Compensation does not include military differential payments.

(e)	Deferral Account means the bookkeeping account maintained on behalf of a Participant to reflect his or her Deferral Credits.

(f)
Deferral Credit means the amount of Deferred Compensation credited to a Participant’s Deferral Account in accordance with Section 3.1, the amount of Deferred MIP Bonus credited to a Participant’s Deferral Account in accordance with Section 3.2, and the amount of Deferred Special Bonus credited to a Participant’s Deferral Account in accordance with Section 3.3.

(g)	Deferred Compensation means the Compensation deferred by a Participant in accordance with Section 3.1.

(h)	Deferred MIP Bonus means the amount deferred by a Participant in accordance with Section 3.2 from bonuses payable to the Participant under the MIP.

(i)	Deferred Special Bonus means the amount deferred by a Participant in accordance with Section 3.3 from a Special Bonus payable to the Participant.

(j)
Disabled means the Participant has incurred a Separation from Service because the Participant, as determined by the Committee or its delegate, is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(k)
Eligible Officer means an individual who is a corporate officer of an Employer, and who holds the title of Vice President or above, Treasurer, Controller, or an officer title of similar rank or other position as determined by the Committee. In no event will any individual constitute an Eligible Officer if he or she is not subject to federal income tax withholding in the United States. Notwithstanding anything in the preceding provisions of this Section 2.1(k), Eligible Officer shall exclude any individual who, pursuant to Walmart’s Global Assignment Policy, is seconded to an Employer and, under the terms of his or her offer or assignment letter, he or she is intended to remain on the home country’s benefit and pension programs.

(l)
Eligible Participant means with respect to a Plan Year an individual who either (1) is an Eligible Officer, (2) is an employee of an Employer and who as of the October 31 immediately preceding the Plan Year is in a Senior Director or Senior Director equivalent position in Position Pay Range X8 or X9 or a Market Manager position or Market Manager position equivalent in Position Pay Range 10F, or (3) is an employee of an Employer and who as of the October 31 immediately preceding the Plan Year has an annual rate of base compensation from the Employer that is equal to or greater than the annual compensation limit in effect under Code Section 401(a)(17) (or under a comparable provision of the Internal Revenue Code of the Commonwealth of Puerto Rico if the Participant is an eligible participant under the Walmart Puerto Rico 401(k) Plan) for the calendar year in which the Plan Year begins, or if such limit for such calendar year has not been determined as of such October 31 then such annual compensation limit as in effect for the calendar year that includes such October 31.

(m)
Employer means Walmart and any entity, whether or not incorporated, which is a member of a controlled group of corporations, trades or businesses, as defined in Code Sections 414(b) and 414(c), of which Walmart is a member, and which has been designated by the Committee as a participating employer in the Plan.

(n)	Employer Matching Contribution Credits means the amount credited to a Participant’s Matching Account pursuant to Section 3.4.

(o)	ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(p)
Excess Compensation means for a Plan Year the excess, if any, of (1) the sum of (i) the Participant’s base compensation for the Plan Year for services rendered for an Employer, and (ii) the Participant’s MIP bonus payable with respect to a performance period that coincides with the Plan Year or that ends within the Plan Year, over (2) the annual compensation limit under Code Section 401(a)(17) (or under a comparable provision of the Internal Revenue Code of the Commonwealth of Puerto Rico if the Participant is an eligible participant under the Walmart Puerto Rico 401(k) Plan) in effect for the calendar year in which the Plan Year begins. For purposes of this paragraph, a Participant’s base compensation and a Participant’s MIP bonus shall include the cash amounts of such base compensation and MIP bonus payable to the Participant regardless of whether the payment of any or all of such amounts to the Participant is deferred or not made on account of (1) a deferral election by the Participant under the 401(k) Plan, (2) a deferral election by the Participant under this Plan, (3) a pre-tax contribution by the Participant under Code Section 125, (4) a pre-tax contribution by the Participant under Code Section 132(f)(4), or (5) withholding for the payment of employment taxes or income taxes with respect to the Participant.

(q)	401(k) Plan means the Walmart 401(k) Plan and the Walmart Puerto Rico 401(k) Plan, as amended from time to time.

(r)
Gross Misconduct means conduct engaged in by the Participant which has been deemed by the Committee or its delegate to be detrimental to the best interests of Walmart or any Related Affiliate or any entity in which Walmart has an ownership interest. Examples of such conduct include, without limitation, disclosure of confidential information in violation of Walmart’s Statement of Ethics, theft, the commission of a felony or a crime involving moral turpitude, gross misconduct or similar serious offenses.

(s)	Matching Account means the bookkeeping account maintained on behalf of a Participant to reflect his or her Employer Matching Contribution Credits.

(t)	MIP means the Walmart Inc. Management Incentive Plan, as amended from time to time, without regard to any non-U.S. subplans.

(u)
Participant means any individual for whom an Account is maintained. An individual will cease to be a Participant at such time that the Participant’s Account has been fully distributed or forfeited in accordance with the Plan.

(v)	Plan means the Walmart Deferred Compensation Matching Plan, as set forth herein, and as amended from time to time.

(w)	Plan Year means the twelve (12)-month period commencing on February 1 and ending on January 31.

(x)
Related Affiliate means all persons with whom Walmart would be considered a single employer under Code Sections 414(b) and 414(c), except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treas. Regs. Sec. 1.414(c)-2 for purposes of determining a controlled group of trades or businesses under Code Section 414(c), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Treas. Regs. Sec. 1.414(c)-2.

(y)
Retirement Account means a bookkeeping account maintained on behalf of a Participant to which the Participant’s Deferral Account and Matching Account may be allocated pursuant to the election or deemed election of the Participant in accordance with Section 3.5. The number of Retirement Accounts a Participant may have under the Plan at any time shall be determined by the Committee or its delegate.

(z)
Scheduled In-Service Account means a bookkeeping account maintained on behalf of a Participant to which the Participant’s Deferral Account may be allocated pursuant to the election of the Participant in accordance with Section 3.5. The number of Scheduled In-Service Accounts a Participant may have under the Plan at any time shall be determined by the Committee or its delegate.

(aa)
Scheduled Pay Date means, with respect to each Scheduled In-Service Account, the first day of a calendar month designated by the Participant in accordance with Section 3.5. In no event shall such date be earlier than the first day of the second Plan Year beginning after the Plan Year for which Deferral Credits are first allocated to such Scheduled In-Service Account. Once selected, the Scheduled Pay Date with respect to any Scheduled In-Service Account is irrevocable. If a Participant fails to designate a Scheduled Pay Date with respect to a Scheduled In-Service Account, then the Participant is deemed to have designated as the Scheduled Pay Date for such Scheduled In-Service Account the first day of the second Plan Year beginning after the Plan Year for which Deferral Credits are first allocated to such Scheduled In-Service Account.

(bb)
Separation from Service means the Participant has a termination of employment (other than on account of death) with the Company. For purposes of this paragraph, “Company” means the Employer and any Related Affiliate. Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate the Participant and the Company reasonably anticipate that no further services will be performed by the Participant for the Company; provided, however, that a Participant shall be deemed to have a termination of employment if the level of services he or she actually performs for the Company after a certain date permanently decreases to no more than twenty percent (20%) of the average level of bona fide services performed for the Company by the Participant (whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services for the Company if the Participant has been providing services to the Company for less than 36 months). For this purpose, a Participant is not treated as having a Separation from Service while he or she is on a military leave, sick leave, or other bona fide leave of absence, if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant has a right to reemployment with the Company under an applicable statute or by contract. This definition of Separation from Service is intended to be consistent with the separation from service requirements as defined in Code Section 409A.

(cc)	Separation Pay Date means the last day of the calendar month in which falls the date that is six (6) months after a Participant’s Separation from Service.

(dd)
Special Bonus means a bonus, other than a bonus payable under the MIP, that is payable to an Eligible Officer with respect to services rendered or to be rendered for an Employer and that is eligible for deferral under the Plan either because (1) the bonus is payable pursuant to an offer letter accepted in writing by the

Eligible Officer before commencement of employment and that specifically refers to the deferability of the bonus by explicit reference to this Plan or (2) the bonus is eligible for deferral in accordance with guidelines established by the Committee, or by an officer to whom the Committee has delegated authority to establish such guidelines, and the bonus requires as a condition of receipt of the bonus and to avoid forfeiture of the bonus that the recipient continue to perform services for the Employer for a period of at least thirteen (13) months after the date he or she obtains the legally binding right to the bonus.

(ee)
Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to subsections (b)(1), (b)(2) and (d)(1)(B)), the loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(ff)	Valuation Date means each day of the Plan Year.

(gg)	Walmart means Walmart Inc., a Delaware corporation.

(hh)
Years of Participation means a period of Plan Years which includes the first Plan Year with respect to which an Eligible Participant makes a deferral election in accordance with any one or more of Sections 3.1, 3.2 and 3.3 and an amount is credited to the Participant’s Account with respect to any such deferral election, and each subsequent Plan Year during all or part of which the Participant remains a Participant. In addition to the preceding definition, a Participant’s Years of Participation shall include any period commencing February 1 and ending January 31, whether before or after the effective date of the Plan, during which or with respect to which an account is maintained for the Participant under the Walmart Inc. Officer Deferred Compensation Plan, as such plan may be amended from time to time.

ARTICLE III.
DEFERRAL CREDITS AND MATCHING CONTRIBUTION CREDITS AND
ACCOUNT ALLOCATIONS

3.1Deferred Compensation.

(a)
For each Plan Year, each Eligible Officer may elect to defer, as Deferred Compensation, all or a portion of the Eligible Officer’s Compensation to be otherwise paid for such Plan Year by the Employer, provided, however, that no election shall be effective to reduce amounts paid by the Employer to an Eligible Officer to an amount which is less than the sum of the amount the Employer is required to withhold for a Plan Year for purposes of federal, state, or local taxes (including, but not limited to, income and FICA withholding) or for insurance premiums or other withholdings as allowed by Code Section 409A.

The Eligible Officer’s Deferred Compensation will be deferred proratably for each payroll period of the Plan Year. If a payroll period begins in one Plan Year and ends in the following Plan Year, the Deferred Compensation with respect to such payroll period shall be determined by the Eligible Officer’s deferral election made with respect to the Plan Year in which the payroll period ends. All deferral elections made under this Section 3.1 must be filed with Walmart’s Executive Compensation department on forms (which may be electronic) approved by Executive Compensation.

(b)	Compensation deferral elections must be filed:

(1)	With respect to an individual who is an Eligible Officer as of the December 31 preceding the Plan Year for which the deferral election is to be effective, no later than such December 31; or

(2)
With respect to an individual who first becomes an Eligible Officer during the Plan Year, within thirty (30) days following the first date he or she becomes an Eligible Officer. For purposes of this rule, an Eligible Officer will be treated as first becoming an Eligible Officer during the Plan Year only if:

(A)
he or she was not eligible to participate in the Plan or any other plan required by Code Section 409A to be aggregated with the Plan at any time during the twenty-four (24)-month period ending on the date during the Plan Year he or she becomes an Eligible Officer; or

(B)
he or she was paid all amounts previously due under the Plan and any other plan required by Code Section 409A to be aggregated with the Plan and, on and before the date of the last such payment, was not eligible to continue to participate in the Plan and any other plan required by Code Section 409A to be aggregated with the Plan for periods after such payment.

A deferral election under this Section 3.1(b)(2) will be effective only with respect to Compensation for payroll periods beginning after the payroll period in which the Eligible Officer’s election form (which may be electronic) is received by Walmart’s Executive Compensation department. In addition, a deferral election under this Section 3.1(b)(2) will be effective only if the deferral election meets the requirements set forth in Code Section 409A(a)(4)(B).

(c)
The Deferred Compensation of an Eligible Officer who elects to defer all or a portion of the Eligible Officer’s Compensation under this Section 3.1 with respect to a Plan Year shall be credited to the Eligible Officer’s Deferral Account for such Plan Year and shall be allocated to a Retirement Account or to a Scheduled In-Service Account in accordance with Section 3.5.

3.2Deferred MIP Bonuses.

(a)
For each Plan Year, each Eligible Participant may elect to defer all or a portion of the Eligible Participant’s bonus (if any) to be otherwise paid to the Eligible Participant under the MIP with respect to a performance period under the MIP that coincides with the Plan Year or that ends within the Plan Year; provided, however, an Eligible Participant who is not an Eligible Officer may elect to defer no more than eighty percent (80%) of the Eligible Participant’s MIP bonus for a Plan Year. No election under this Section 3.2 shall be effective to reduce amounts paid by the Employer to an Eligible Participant to an amount which is less than the sum of the amount the Employer is required to withhold for a Plan Year for purposes of federal, state, or local taxes (including, but not limited to, income and FICA withholding) or for insurance premiums or other withholdings as allowed by Code Section 409A. All bonus deferral elections made under this Section 3.2 must be filed with Walmart’s Executive Compensation department on forms (which may be electronic) approved by Executive Compensation.

(b)	MIP bonus deferral elections must be filed:

(1)	No later than the December 31 (or such other date as determined by the Committee or its delegate) preceding the first day of the performance period for which the deferral election is to be effective.

(2)
If authorized by the Committee or its delegate with respect to an Eligible Participant, and if the MIP bonus constitutes “performance-based compensation” within the meaning of Code Section 409A based on services performed over a performance period of at least twelve (12) months, and if the Eligible Participant has been continuously employed by an Employer or a Related Affiliate since the first day of the performance period, then no later than the earlier of (i) the date that is six months prior to the last day of the performance period, or (ii) the date in the performance period as of which the amount of the MIP bonus has become both substantially certain to be paid and calculable.

(3)
Solely with respect to an Eligible Officer who first becomes an Eligible Participant during the Plan Year, within thirty (30) days following the first date he or she becomes an Eligible Participant, as described in Code Section 409A(a)(4)(B). For purposes of this rule, an Eligible Officer will be treated as first becoming an Eligible Participant during the Plan Year only if:

(A)
he or she was not eligible to participate in the Plan or any other plan required by Code Section 409A to be aggregated with the Plan at any time during the twenty-four (24)-month period ending on the date during the Plan Year he or she becomes an Eligible Participant; or

(B)
he or she was paid all amounts previously due under the Plan and any other plan required by Code Section 409A to be aggregated with the Plan and, on and before the date of the last such payment, was not eligible to continue to participate in the Plan and any other plan required by Code Section 409A to be aggregated with the Plan for periods after such payment.

An MIP bonus deferral election under this Section 3.2(b)(3) will be effective only with respect to an MIP bonus paid for services performed after such election. For this purpose, the amount of the MIP bonus payable to the Eligible Officer for services rendered subsequent to the Eligible Officer’s election will be determined by multiplying the bonus by a fraction, the numerator of which is the number of calendar days remaining in the performance period after the election and the denominator of which is the total number of calendar days in such performance period. For purposes of this Section 3.2(b)(3), the date of an Eligible Officer’s election is the date the executed election form (which may be electronic) is received by Walmart’s Executive Compensation department.

(c)
The Deferred MIP Bonus of an Eligible Participant who elects to defer all or a portion of the Eligible Participant’s MIP bonus under this Section 3.2 with respect to a performance period that coincides with a Plan Year or that ends within a Plan Year shall be credited to the Eligible Participant’s Deferral Account for such Plan Year and shall be allocated to a Retirement Account or to a Scheduled In-Service Account in accordance with Section 3.5.

3.3Deferred Special Bonuses.

(a)
An Eligible Officer may elect to defer all or a portion of the Eligible Officer’s Special Bonus to be otherwise paid to the Eligible Officer in a Plan Year. All Special Bonus deferral elections made under this Section 3.3 must be filed with Walmart’s Executive Compensation department on forms (which may be electronic) approved by Executive Compensation. No election under this Section 3.3 shall be effective to reduce amounts paid by the Employer to an Eligible Participant to an amount which is less than the sum of the amount the Employer is required to withhold for a Plan Year for purposes of federal, state, or local taxes (including, but not limited to, income and FICA withholding) for insurance premiums or other withholdings as allowed by Code Section 409A.For purposes of this Section 3.3, the date of an Eligible Officer’s election is the date the executed election form (which may be electronic) is received by Executive Compensation. A deferral election is not permitted with respect to a Special Bonus unless the Special Bonus is a type described in, and the deferral election with respect to the Special Bonus satisfies the applicable conditions of, Section 3.3(b) or Section 3.3(c).

(b)
A Special Bonus described in this Section 3.3(b) is one that: (1) requires as a condition of receipt of the Special Bonus and to avoid forfeiture of the Special Bonus that the Eligible Officer continue to perform services for a period of at least thirteen (13) months after the date he or she obtains the legally binding right to the Special Bonus; (2) may not have an earlier vesting date for a good reason termination or the Eligible Officer’s retirement; and (3) must otherwise meet the qualifications as described in Code Section 409A. The deferral election with respect to a Special Bonus described in this Section 3.3(b) must be filed within thirty (30) days after the Eligible Officer obtains the legally binding right to the Special Bonus.

(c)
A Special Bonus described in this Section 3.3(c) is one payable pursuant to an offer letter accepted in writing by an Eligible Officer before commencement of employment and that specifically refers to the deferability of the Special Bonus by explicit reference to the Plan. The deferral election with respect to a Special Bonus described in this Section 3.3(c) must be filed prior to the time the Eligible Officer renders any services to the Employer, regardless of whether the deferral election relates to all of the Special Bonus or a portion of the Special Bonus.

(d)
The Deferred Special Bonus of an Eligible Officer who elects to defer all or a portion of the Eligible Officer’s Special Bonus under this Section 3.3 otherwise payable in a Plan Year shall be credited to the Eligible Officer’s Deferral Account for such Plan Year and shall be allocated to a Retirement Account or to a Scheduled In-Service Account in accordance with Section 3.5.

3.4Employer Matching Contribution Credits.

(a)
If a Participant is employed by the Employer or any Related Affiliate on the last day of the Plan Year and if Deferral Credits have been made to the Participant’s Account with respect to the Plan Year, then to the extent applicable under the following provisions of this Section 3.4 an Employer Matching Contribution Credit will be made to the Participant’s Matching Account. The amount of the Employer Matching Contribution Credit, if any, made to a Participant’s Matching Account for the Plan Year will equal the total amount of Deferred Compensation and Deferred MIP Bonus credited to the Participant’s Account for the Plan Year under Section 3.1(c) and Section 3.2(c); provided, however, in no event shall the Employer Matching Contribution Credit made to a Participant’s Matching Account for a Plan Year exceed 6% of the Participant’s Excess Compensation for such Plan Year. Notwithstanding the preceding provisions of this Section 3.4(a), an Employer Matching Contribution Credit for a Plan Year shall not be made with respect to any Deferral Credits for the Plan Year that have been withdrawn in accordance with Section 5.5.

(b)
A Participant shall become vested in his or her Matching Account, including earnings thereon, if the Participant has completed at least three (3) Years of Participation. If a Participant is not otherwise vested in the Participant’s Matching Account under the preceding sentence of this Section 3.4(b), the

Participant will become vested in the Participant’s Matching Contribution Account if the Participant dies prior to the Participant’s Separation from Service, or if the Participant is Disabled. Notwithstanding any provision hereunder to the contrary, a Participant’s Matching Account shall be distributed pursuant to Article V only if the Participant has become vested in the Participant’s Matching Contribution Account under this Section 3.4(b) as of the date of the Participant’s Separation from Service.

3.5Account Allocation Elections

(a)
At the same time that an Eligible Participant makes an election to defer Compensation, an MIP bonus, or a Special Bonus in accordance with the provisions of the Plan, the Eligible Participant shall also make an election to allocate the amount or amounts subject to each such deferral election to a Retirement Account or Accounts or to a Scheduled In-Service Account or Accounts. In addition to the preceding requirement, at the same time that an Eligible Participant makes an election to defer Compensation or an MIP bonus in accordance with the provisions of this Plan, the Eligible Participant shall also make an election to allocate the Employer Matching Contribution Credits (if any) with respect to such Deferred Compensation or Deferred MIP Bonus to a Retirement Account or Accounts.

(b)
At the time of an Eligible Participant’s first election to allocate any amount subject to a deferral election (regardless of whether the amount is Deferred Compensation, Deferred MIP Bonus, Deferred Special Bonus or Employer Matching Contribution Credit) to a Retirement Account, the Eligible Participant shall also designate the form of distribution with respect to such Retirement Account. The form of distribution must be a form permitted under Section 5.4(a).

(c)
At the time of an Eligible Participant’s first election to allocate any amount subject to a deferral election (regardless of whether the amount is Deferred Compensation, Deferred MIP Bonus or Deferred Special Bonus) to a Scheduled In-Service Account, the Eligible Participant shall also designate the Scheduled Pay Date with respect to such Scheduled In-Service Account.

(d)
If at the time of an Eligible Participant’s deferral election under the Plan the Eligible Participant fails to make an account allocation election under Section 3.5(a), then the amount subject to such deferral election shall be allocated in the same manner as the same category of deferred amounts (meaning either Deferred Compensation, Deferred MIP Bonus, Deferred Special Bonus or Employer Matching Contribution Credits) were allocated for the most recent preceding Plan Year for which the Eligible Participant made an allocation election, but if none then to the Eligible Participant’s Retirement Account if there is only one, or equally to the Eligible Participant’s Retirement Accounts if the Eligible Participant has more than one Retirement Accounts, but if the Eligible Participant has no Retirement Account then the amount subject to such deferral election shall be allocated to a Retirement Account deemed to be elected by the Participant with a lump sum form of payment, and such Retirement Account shall be one of the Participant’s permitted Retirement Accounts under the Plan.

3.6Irrevocability of Deferral Elections and Account Allocation Elections.

(a)
Except as otherwise provided herein, once made for a Plan Year, a deferral election or elections under Sections 3.1(b)(1), 3.2(b)(1) and 3.2(b)(2), and the corresponding account allocation election or elections under Section 3.5, may not be revoked, changed or modified after the applicable deferral election filing deadline specified in Sections 3.1(b)(1), 3.2(b)(1), and 3.2(b)(2), and a deferral election or elections under Sections 3.1(b)(2), 3.2(b)(3), 3.3(b) and 3.3(c), and the corresponding account allocation election or elections under Section 3.5, may not be revoked, changed or modified after the date of each such deferral election as provided in Sections 3.1(b)(2), 3.2(b)(3), 3.3(b) and 3.3(c). A deferral election for one Plan Year will not automatically be given effect for a subsequent Plan Year, so that if a deferral is desired for a subsequent Plan Year, a separate election must be made by the Eligible Participant.

(b)
In the event an Eligible Officer has a Separation from Service for any reason, then his or her deferral election under Section 3.1 will terminate as of the date of such Separation from Service (but will be effective with respect to the last regular paycheck issued to such Eligible Officer), regardless of whether the Eligible Officer continues to receive Compensation, or other remuneration, from any Employer or Related Affiliate thereafter. If an Eligible Officer has a Separation from Service for any reason and is rehired (whether or not as an Eligible Officer) within the same Plan Year, his or her deferral election, if any, under Section 3.1 shall be automatically reinstated and shall remain in effect for the remainder of such Plan Year.

(c)
In the event an Eligible Participant has a Separation from Service for any reason, then his or her deferral elections, if any, under Sections 3.2 and 3.3 will remain in effect with respect to the bonus, if any, subject to any such deferral election. If an Eligible Participant has a Separation from Service for any reason and is rehired (whether or not as an Eligible Participant) within the same Plan Year or the same performance period, his or her deferral elections, if any, under Sections 3.2 and 3.3 will remain in effect with respect to the bonus, if any, subject to any such deferral elections.

(d)
In the event an Eligible Participant who is an Eligible Officer ceases to be an Eligible Officer (other than on account of a Separation from Service) during any Plan Year, then his or her Compensation deferral election, if any, under Section 3.1 will terminate as of the next following January 31. In addition, in the event the Compensation of such individual is reduced as a result of the change in status, his or her deferral election following such loss and through the date of termination of such election as provided in the preceding sentence will be pro rated based on his or her new level of Compensation.

(e)
In the event an Eligible Officer receives Company-paid short term disability payments and the Compensation of such individual is reduced as a result of the short term disability status, then following such reduction in Compensation his or her Compensation deferral election, if any, under Section 3.1 will be pro rated based on his or her new level of Compensation through the date of termination of such election.

(f)
n the event an Eligible Participant ceases to be an Eligible Participant (other than on account of a Separation from Service) during any Plan Year, then his or her bonus deferral election, if any, under Section 3.2 will terminate for any performance period beginning in the calendar year following the year of the loss of Eligible Participant status.

(g)
In the event an Eligible Participant who is an Eligible Officer ceases to be an Eligible Officer (other than on account of Separation from Service) during any Plan Year, then his or her bonus deferral election, if any, under Section 3.3 will remain in effect.

(h)
Notwithstanding anything herein to the contrary, in the event an Eligible Officer goes on an unpaid leave of absence, his or her Compensation deferral election, if any, under Section 3.1 shall automatically cease when he or she commences the unpaid leave of absence; provided, however, that if he or she returns from the unpaid leave of absence during the same Plan Year, his or her Compensation deferral election under Section 3.1 shall automatically resume immediately upon return from the leave of absence and shall continue in effect for the balance of the Plan Year. An Eligible Officer’s Compensation deferral election under Section 3.1, if any, shall remain in effect with respect to any Compensation to which such election applies that is paid while on a leave of absence. An Eligible Participant’s deferral election under Sections 3.2 or 3.3, if any, shall not be affected by his or her leave of absence.

3.7Automatic Suspension of Deferral Elections.

(a)
In the event a Participant receives a distribution from the Walmart 401(k) Plan (or any other plan or successor plan sponsored by Walmart or any Related Affiliate) on account of hardship, which distribution is made pursuant to Treasury Regulations Section 1.401(k)-1(d)(3) and requires suspension of deferrals under other arrangements such as this Plan, the Participant’s deferral elections under Sections 3.1, 3.2 and 3.3, if any, pursuant to which deferrals would otherwise be made during the six (6)-month period following the date of the distribution from the Walmart 401(k) Plan shall be cancelled.

(b)
In the event a Participant requests a distribution pursuant to Section 5.5 due to an Unforeseeable Emergency, or the Participant requests a cancellation of deferrals under the Plan in order to alleviate his or her

Unforeseeable Emergency, and the Committee or its delegate determines that the Participant’s Unforeseeable Emergency may be relieved through the cessation of deferrals under the Plan, some or all the Participant’s deferral elections under Sections 3.1, 3.2 and 3.3, if any, for such Plan Year as determined by the Committee or its delegate, shall be cancelled as soon as administratively practicable following such determination by the Committee or its delegate.

ARTICLE IV.
ACCOUNTS AND TIMING OF CREDITS TO ACCOUNTS

4.1Nature of Accounts.

Each Participant’s Account will be used solely as a measuring device to determine the amount to be paid a Participant under this Plan. The Accounts do not constitute, nor will they be treated as, property or a trust fund of any kind. All amounts at any time attributable to a Participant’s Account will be, and remain, the sole property of Walmart. A Participant’s rights hereunder are limited to the right to receive Plan benefits as provided herein. The Plan represents an unsecured promise by Walmart to pay the benefits provided by the Plan.

4.2Deferral Credits and Employer Matching Contribution Credits.

Deferral Credits and Employer Matching Contribution Credits will be credited to each Participant’s Account as follows:

(a)	Deferred Compensation will be credited to the Participant’s Deferral Account as soon as practicable after the date such Compensation would have otherwise been paid in cash.

(b)	Deferred MIP Bonuses and Deferred Special Bonuses will be credited to the Participant’s Deferral Account as soon as practicable after the date the bonus could have otherwise been paid in cash.

(c)	Employer Matching Contribution Credits for a Plan Year will be credited to the Participant’s Matching Account as of the last day of the Plan Year.

A Participant’s Account, including earnings credited thereto, will be maintained by the Committee until the Participant’s Plan benefits have been paid in full.

4.3Valuation of Accounts.

Each Participant’s Account will be valued daily as of each Valuation Date.

4.4Credited Earnings.

(a)
Every Valuation Date during a Plan Year, a Participant’s Account will be credited with an equivalent of a daily rate of simple interest based on the yield on United States Treasury securities (not indexed for inflation) with a constant maturity of ten (10) years, as of the first business day of January preceding such Plan Year, plus two hundred seventy (270) basis points. This rate shall be determined on the basis of Federal Reserve Statistical Release H-15 (or any successor statistical release of the Federal Reserve) and, if there is no such statistical release, on the basis of such other generally recognized source of information concerning the market for United States Treasury securities as the Committee selects.

ARTICLE V.
PAYMENT OF PLAN BENEFITS

5.1Scheduled In-Service Benefits.

(a)
In-Service Benefits. Each of a Participant’s Scheduled In-Service Accounts will be distributed in a lump sum within the 90-day period commencing on the Scheduled Pay Date applicable to such Scheduled In-Service Account. The lump sum amount will be the value of the applicable Participant’s Scheduled In-Service Account as of the Scheduled Pay Date.

(b)
Intervening Separation or Death. Notwithstanding the preceding, should an event occur prior to the Scheduled Pay Date of any Scheduled In-Service Account that would trigger a distribution under Section 5.2 or 5.3 earlier than the Scheduled Pay Date, such Scheduled In-Service Account or Accounts shall be distributed in accordance with Section 5.2 or 5.3, as applicable, and not in accordance with Section 5.1(a).

5.2Separation Benefits.

(a)
Separation Benefits. In the event of a Participant’s Separation from Service, the Participant’s Scheduled In-Service Accounts will be distributed in a lump sum under Section 5.2(b) and the Participant’s Retirement Accounts will be distributed in one of the forms provided in Section 5.2(b) or 5.2(c) below in accordance with the Participant’s distribution election given effect under the provisions of Section 5.4 with respect to each such Retirement Account.

(b)	Lump Sum Distributions.

(1)	Any lump sum to be paid under this Section 5.2(b) shall be paid within the 90-day period commencing on the Participant’s Separation Pay Date.

(2)	The lump sum amount will be the value of the Participant’s Account, or Retirement Account, as applicable, as of the last day of the month preceding the date of the distribution.

(c)	Installment Distributions.

(1)	If a Participant’s Retirement Account is to be distributed in the form of annual installments, the first such installment shall be made within the 90-

day period commencing on the first January 31 following the Participant’s Separation from Service; provided, however, that if such January 31 is earlier than the Participant’s Separation Pay Date, the first such installment shall be made within the 90-day period commencing on the Participant’s Separation Pay Date. Subsequent installments shall be made within the 90-day period commencing on each successive January 31, until the Participant’s benefits under such Account are distributed in full.

(2)
The Plan benefits will be paid in equal annual installments in an amount which would fully amortize a loan equal to the lump sum value of the Participant’s Retirement Account determined in accordance with Section 5.2(b)(2) (using as the distribution date the date of the first installment) over the installment period, with interest calculated at the per annum rate in effect for the Plan Year in which the Participant’s Separation from Service occurs.

5.3Death Benefits.

(a)
General. In the event of the Participant’s death before incurring a Separation from Service or before commencement of benefits, the Participant’s Account will be distributed in one of the forms provided in Section 5.3(b) or 5.3(c) below in accordance with the Participant’s distribution election given effect under the provisions of Section 5.4 below.

A Participant may elect only one form of payment under the Plan for all beneficiaries (at any level). If the Participant fails to make an effective election as provided in Section 5.4 below, the Participant will be deemed to have elected distribution in a lump sum under Section 5.3(b) for all beneficiary levels.

(b)	Lump Sum Distributions.

(1)	Any lump sum to be paid under this Section 5.3(b) shall be paid within the 90-day period commencing on the last day of the month in which the Participant’s death occurs.

(2)	The lump sum amount will be the value of the Participant’s Account as of the last day of the month preceding the date of distribution.

(c)	Installment Distributions.

(1)
If the Participant’s Account is to be distributed in the form of annual installments, the first such installment shall be made within the 90-day period commencing on the first January 31 coincident with or next following the Participant’s death. Subsequent installments will be made during the 90-day period commencing on each successive January 31, until the Participant’s benefits are distributed in full.

(2)
The Plan benefits will be paid in equal annual installments in an amount which would fully amortize a loan equal to the lump sum value of the Participant’s Account determined in accordance with Section 5.3(b)(2) (using as the distribution date the date of the first installment) over the installment period, with interest calculated at the per annum rate in effect for the Plan Year in which the Participant’s death occurs.

(d)
Death After Commencement of Installments. Notwithstanding the preceding, in the event of a Participant’s death after installment payments to the Participant have commenced, such installment payments shall continue to be made to the Participant’s designated beneficiary in the same manner as they were being distributed to the Participant prior to his or her death, provided, however, that if the Participant’s distribution election applicable to Section 5.3(a) is a lump sum payment, the Participant’s remaining installments will be distributed in lump sum to the Participant’s designated beneficiary within the 90-day period commencing on the last day of the month in which the Participant’s death occurs.

(e)
Designation of Beneficiary. A Participant may, by written or electronic instrument delivered to the Committee in the form prescribed by the Committee, designate primary and contingent beneficiaries (which may be a trust or trusts) to receive any benefit payments which may be payable under this Plan following the Participant’s death, and may designate the proportions in which such beneficiaries are to receive such payments. A Participant may change such designation from time to time and the last designation filed with the Committee in accordance with its procedures prior to the Participant’s death will control. In the event no beneficiary is designated, or if all designated beneficiaries predecease the Participant, payment shall be payable to the following “default” beneficiaries of the Participant in the following order of priority: (1) the Participant’s surviving spouse known to the Committee, if any; (2) the Participant’s living children known to the Committee in equal shares; (3) the Participant’s living parents known to the Committee in equal shares; (4) the Participant’s surviving siblings known to the Committee in equal shares; or (5) the beneficiary’s estate for distribution in accordance with the terms of the beneficiary’s last will and testament or as a court of competent jurisdiction shall determine.

(f)
Death of Beneficiary. In the event a beneficiary dies before full payment of the Participant’s benefits under the Plan, benefits that would have been paid to such beneficiary shall continue in the same form in equal shares to the remaining beneficiaries at the same level (i.e., primary, contingent) and, if none, to the next level of beneficiaries. If there are no beneficiaries at the next level, then any remaining benefits shall be paid to the following “default” beneficiaries of the last living beneficiary in the following order of priority: (1) the beneficiary’s surviving spouse known to the Committee, if any; (2) the beneficiary’s living children known to the Committee in equal shares; (3) the beneficiary’s surviving parents known to the Committee in equal shares; (4) the beneficiary’s surviving siblings known to the Committee in equal shares; or (5) the beneficiary’s estate for distribution in accordance with the terms of the beneficiary’s last will and testament or as a court of competent jurisdiction shall determine.

5.4Form of Distribution.

(a)
Forms Available. In the event of a Participant’s Separation from Service, or in the event of a Participant’s death if the Participant dies prior to Separation from Service, distribution of his or her Retirement Account or, in the event of death, his or her Account, may be made, at the Participant’s election per this Section 5.4, in one of the following forms:

(1)	a lump sum;

(2)	subject to the minimum account value restriction below, substantially equal annual installments over a period not to exceed fifteen (15) years; or

(3)
solely with respect to distribution of the Participant’s Account in the event of death, partially a lump sum and, subject to the minimum account value restriction below, substantially equal annual installments over a period not to exceed fifteen (15) years;

provided, however, that an installment election will be given effect only if, as of the date on which any lump sum payment would be valued, the value of the Participant’s Retirement Account, or, in the event of death, Account, is at least fifty thousand dollars ($50,000). Any Participant whose Retirement Account, or in the event of death, Account, is valued at less than fifty thousand dollars ($50,000) as of the date on which any lump sum payment would be valued shall be defaulted to a lump sum payment.

(b)
Subsequent Elections. A Participant may change his or her distribution election (or deemed distribution election) with respect to his or her Retirement Account, or, in the event of death, his or her Account, per this Section 5.4 at any time by making a new election (referred to in this subsection as a “subsequent election”) on a form (which may be electronic) approved by Executive Compensation and filed with Executive Compensation; provided, however, that such subsequent election shall be subject to the following restrictions:

(1)	A subsequent election may not take effect until at least twelve (12) months after the date on which such subsequent election is made;

(2)
Payment or initial payment pursuant to a subsequent election may not be made earlier than five (5) years from the date such payment would have been made absent the subsequent election (but, for this purpose, installment payments shall not commence until the first January 31 after such delay), unless the distribution is made on account of the Participant’s death;

(3)	A subsequent election related to a payment must be made not less than twelve (12) months before the date the payment is scheduled to be paid;

(4)
Payment of a Participant’s Retirement Account or, in the event of death, Account, pursuant to a subsequent election must be completed by the last day of the Plan Year which contains the twentieth (20th) anniversary of the Participant’s Separation Pay Date or the Participant’s death;

(5)	For purposes of this Section 5.4(b) and Code Section 409A, the entitlement to annual installment payments is treated as the entitlement to a single payment.

If a Participant’s distribution election does not satisfy the requirements of this Section 5.4(b), it will not be recognized or given effect by the Committee. In that event, distribution of the benefit will be made in accordance with the Participant’s most recent distribution election which does satisfy the requirements of this Section 5.4(b).

(c)
Filing of Election. A Participant’s distribution election applicable to the Participant’s Account in the event of the Participant’s death prior to Separation from Service, and a Participant’s distribution election with respect to the Participant’s Retirement Account or Retirement Accounts, and the Participant’s Scheduled Pay Date with respect to the Participant’s Scheduled In-Service Accounts, must be filed with Executive Compensation on forms (which may be electronic) prescribed by Executive Compensation.

5.5Distributions for Unforeseeable Emergencies.

(a)
In the event of an Unforeseeable Emergency, the Committee or its delegate, in its sole and absolute discretion and upon written application of a Participant or, following the Participant’s death, the beneficiary to whom a Participant’s benefits are then being paid, or will be paid, pursuant to Section 5.3, may direct immediate distribution of all or a portion of the Participant’s Account (excluding the Participant’s Matching Account and related earnings if the Participant is not fully vested in his or her Matching Account). The Committee will permit distribution on account of an Unforeseeable Emergency only to the extent reasonably necessary to satisfy the emergency need, plus amounts necessary to pay federal, state or local income taxes and penalties reasonably anticipated to result from the distribution, after taking into account the extent to which such need is or may be relieved through reimbursement or compensation by insurance, by liquidation of the Participant’s or beneficiary’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. Any distribution under this Section 5.5 shall first be made from the Participant’s Scheduled In-Service Accounts with respect to Deferral Credits made in the same Plan Year as the Distribution under this Section 5.5(a), and then from the Participant’s Retirement Accounts with respect to Deferral Credits made in the same Plan

Year as the Distribution under this Section 5.5(a), and then proratably from the remaining amount of the Participant’s Scheduled In-Service Accounts and then proratably from the Participant’s Retirement Accounts.

(b)
Notwithstanding anything in the Plan to the contrary, if Walmart reasonably anticipates that its deduction with respect to any distribution under this Section 5.5 would not be permitted due to the application of Code Section 162(m); such payment shall be suspended to the extent a deduction would not be permitted until the earliest date at which it reasonably anticipates that the deduction of such distribution would not be barred by application of Code Section 162(m); provided, however, that the conditions of Section 5.5(a) are still satisfied as of such date.

5.6	Distributions for Payment of Taxes

Walmart’s Senior Vice President of Global Compensation, or any successor position, may accelerate and pay a portion of a Participant’s Plan benefits in a lump sum equal to (a) the Federal Insurance Contributions Act tax imposed on Plan benefits and any income tax withholding related to such amounts, as well as (b) any state, local or foreign tax obligations arising from participation in the Plan (and related withholding under Code Section 3401) that apply to the amounts deferred under the Plan before such amount is paid or made available to the Participant.

5.7    Reductions Arising from a Participant’s Gross Misconduct.

Notwithstanding anything herein to the contrary, a Participant’s Plan benefits are contingent upon the Participant not engaging in Gross Misconduct while employed with any Employer or Related Affiliate or any entity in which Walmart has an ownership interest, or during such additional period as provided in Walmart’s Statement of Ethics. In the event the Committee determines that the Participant has engaged in Gross Misconduct during the prescribed period, then notwithstanding any provisions hereunder to the contrary: (a) the Participant shall forfeit all Employer Matching Contribution Credits and credited Plan earnings thereon; (b) earnings credited to the Participant’s Deferral Account shall be recalculated for each Plan Year to reflect the amount which would otherwise have been credited if the applicable per annum rate were fifty percent (50%) of the per annum rate in effect for such Plan Year; and (c) if the Participant is then receiving installment payments, any remaining installments shall be recalculated to reflect the amount which would otherwise have been paid if the applicable per annum rate were fifty percent (50%) of the per annum rate in effect with respect to such installment payments. Under no circumstances will a Participant forfeit any portion of the Participant’s Deferred Compensation, Deferred MIP Bonus and Deferred Special Bonus. Any payments received hereunder by a Participant (or the Participant’s beneficiary) are contingent upon the Participant not engaging (or not having engaged) in Gross Misconduct while employed with any Employer or Related Affiliate or any entity in which Walmart has an ownership interest, or during such additional period as provided in Walmart’s Statement of Ethics. If the Committee determines, after payment of amounts hereunder, that the Participant has engaged in Gross Misconduct during the prescribed period, the Participant (or the Participant’s beneficiary) shall repay to Walmart any amount in excess of that to which the Participant is entitled under this Section 5.7.

ARTICLE VI.
ADMINISTRATION

6.1General.

The Committee is responsible for the administration of the Plan and is granted the following rights and duties:

(a)
The Committee shall have the exclusive duty, authority and discretion to interpret and construe the provisions of the Plan, to determine eligibility for and the amount of any benefit payable under the Plan, and to decide any dispute which may arise regarding the rights of Participants (or their beneficiaries) under this Plan;

(b)
The Committee shall have the authority to adopt, alter, and repeal such administrative rules, regulations, and practices governing the operation of the Plan as it shall from time to time deem advisable;

(c)
The Committee may appoint a person or persons to act on behalf of, or to assist, the Committee in the administration of the Plan, establishment of forms (including electronic forms) desirable for Plan operation, and such other matters as the Committee deems necessary or appropriate;

(d)
The decision of the Committee in matters pertaining to this Plan shall be final, binding, and conclusive upon Walmart, any Related Affiliate, the Participant, the Participant’s beneficiary, and upon any person affected by such decision, subject to the claims procedure set forth in Article VII; and

(e)
In any matter relating solely to a Committee member’s individual rights or benefits under this Plan, such Committee member shall not participate in any Committee proceeding pertaining to, or vote on, such matter.

6.2Allocation and Delegation of Duties.

(a)
The Committee shall have the authority to allocate, from time to time, by instrument in writing filed in its records, all or any part of its respective responsibilities under the Plan to one or more of its members as may be deemed advisable, and in the same manner to revoke such allocation of responsibilities.

In the exercise of such allocated responsibilities, any action of the member to whom responsibilities are allocated shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee. The Committee shall not be liable for any acts or omissions of such member. The member to whom responsibilities have been allocated shall periodically report to the Committee concerning the discharge of the allocated responsibilities.

(b)
The Committee shall have the authority to delegate, from time to time, by written instrument filed in its records, all or any part of its responsibilities under the Plan to such person or persons as the Committee may deem advisable (and may authorize such person to delegate such responsibilities to such other person or persons as the Committee shall authorize) and in the same manner to revoke any such delegation of responsibility. Any action of the delegate in the exercise of such delegated responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee. The Committee shall not be liable for any acts or omissions of any such delegate. The delegate shall periodically report to the Committee concerning the discharge of the delegated responsibilities.

ARTICLE VII.
CLAIMS PROCEDURE

7.1General.

Any claim for benefits under the Plan must be filed by the Participant or beneficiary (“claimant”) in writing with the Committee or its delegate within one (1) year of the Participant’s Separation from Service. If the claim is not filed within one (1) year of the Participant’s Separation from Service, neither the Plan nor any Employer nor any Related Affiliate shall have any obligation to pay the benefit and the claimant shall have no further rights under the Plan. If a timely claim for a Plan benefit is wholly or partially denied, notice of the decision will be furnished to the claimant by the Committee or its delegate within a reasonable period of time, not to exceed sixty (60) days, after receipt of the claim by the Committee or its delegate, unless special circumstances require an extension of time for processing, in which case a decision will be rendered within a reasonable period of time, but not later than one hundred twenty (120) days after receipt. Any claimant who is denied a claim for benefits will be furnished written notice setting forth:

(a)	the specific reason or reasons for the denial;

(b)	specific reference to the pertinent Plan provision upon which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the Plan’s claim review procedure, including the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.

7.2Appeals Procedure.

To appeal a denial of a claim, a claimant or the claimant’s duly authorized representative:

(a)	may request a review by written application to the Committee not later than sixty (60) days after receipt by the claimant of the written notification of denial of a claim;

(b)	may review pertinent documents; and

(c)	may submit issues and comments in writing.

A decision on review of a denied claim will be made by the Committee not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered within a reasonable period of time, but not later than one hundred twenty (120) days after receipt of a request for review. The decision on review will be in writing and shall include:

(a)	the specific reason or reasons for the adverse determination;

(b)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(c)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(d)
a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

ARTICLE VIII.
MISCELLANEOUS PROVISIONS

8.1Amendment, Suspension or Termination of Plan.

Walmart, by action of the Committee, reserves the right to amend, suspend or to terminate the Plan in any manner that it deems advisable. Notwithstanding the preceding sentence, the Plan may not be amended, suspended or terminated to cause a Participant to forfeit the Participant’s then-existing Account.

Notwithstanding the preceding, Walmart may, by action of the Committee within the thirty (30) days preceding or twelve (12) months following a change in control (within the meaning of Code Section 409A) of a relevant affiliate, partially terminate the Plan and distribute benefits to all Participants involved in such change in control within twelve (12) months after such action, provided that all plans sponsored by the service recipient immediately after the change in control (which are required to be aggregated with this Plan pursuant to Code Section 409A) are also terminated and liquidated with respect to each Participant involved in the change in control. Any action taken in this Section 8.1 will be done in accordance with Code Section 409A.

8.2Non-Alienability.

No interest or amounts payable under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntary or involuntary. Notwithstanding the preceding, distribution may be made to the extent necessary to fulfill a domestic relations order as defined in Code Section 414(p)(1)(B) and in accordance with procedures established by the Committee from time to time; provided, however, that all such distributions shall be made in a single lump sum payment.

8.3Recovery of Overpayments.
In the event any payments under the Plan are made on account of a mistake of fact or law, the recipient shall return such payment or overpayment to Walmart as requested by Walmart.

8.4No Employment Rights.

Nothing contained herein shall be construed as conferring upon any Eligible Participant or Participant the right to continue in the employ of any Employer or any Related Affiliate as an officer or in any other capacity.

8.5No Right to Bonus.

Nothing contained herein shall be construed as conferring upon the Participant the right to receive a bonus from the MIP or any other bonus or award from any Employer or a Related Affiliate. A Participant’s entitlement to such a bonus or award is governed solely by the provisions of the MIP or such other plan or arrangement.

8.6Withholding and Employment Taxes.

To the extent required by law, the Employer or a Related Affiliate will withhold from a Participant’s current compensation such taxes as are required to be withheld for employment taxes. To the extent required by law, the Employer or a Related Affiliate will withhold from a Participant’s Plan distributions such taxes as are required to be withheld for federal, Puerto Rican, state or local government income tax purposes.

8.7Income and Excise Taxes.

The Participant (or the Participant’s Beneficiaries) is solely responsible for the payment of all federal, Puerto Rican, state and local income and excise taxes resulting from the Participant’s participation in this Plan.

8.8Successors and Assigns.

The provisions of this Plan are binding upon and inure to the benefit of Walmart and each other Employer, their successors and assigns, and the Participant, the Participant’s beneficiaries, heirs, and legal representatives.

8.9Governing Law.

This Plan shall be subject to and construed in accordance with the laws of the State of Delaware to the extent not preempted by federal law.